UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement .

Agreement with Polymet Alloys, Inc.

On November 13, 2008, Hoku Materials, Inc., a wholly owned subsidiary of Hoku Scientific, Inc., or Hoku Materials, entered into an Agreement, or the Agreement, with Polymet Alloys, Inc., or Polymet, for the supply of silicon metal to Hoku Materials for use in its planned polysilicon production facility in Pocatello, Idaho. The term of the Agreement is three years, commencing January 1, 2009. Each year during the term of the Agreement, Polymet has agreed to sell to Hoku Materials, and Hoku Materials has agreed to purchase from Polymet, specified volumes of silicon metal that meet certain purity and size specifications. The volume is fixed during each of the three years; provided that the parties may agree to increase the volume. Pricing is fixed during calendar year 2009, and the aggregate net value of the silicon metal products to be purchased by Hoku Materials under the Agreement in calendar year 2009 is approximately $6.5 million. Pricing is to be renegotiated for the second and third years of the Agreement; however, if the parties are unable to agree on pricing for either year, then either party may terminate the Agreement without liability to the other party. Either party may also terminate the Agreement under certain circumstances, including a material breach by the other party that has not been cured within a specified cure period, or the other party’s voluntary or involuntary liquidation.

The Agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 13, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin M. Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer